Exhibit 99.1



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Investor Relations:
Jon Grisham, VP
914-288-8142


          ACADIA REALTY TRUST AND SELLING SHAREHOLDERS ANNOUNCE SALE OF
                            3.0 MILLION COMMON SHARES

New York, NY - November 4, 2004 - Acadia Realty Trust (NYSE: AKR), Yale University and its affiliates, and Kenneth F. Bernstein, the Company's Chief Executive Officer, announced today that they have entered into an underwriting agreement with Citigroup Global Markets Inc., under which they have agreed to sell to Citigroup an aggregate of 3,000,000 Common Shares. The Company, Yale and Mr. Bernstein have agreed to sell 1,890,000, 1,000,000, and 110,000 Common Shares, respectively. Pursuant to the underwriting agreement, Citigroup has been granted a 30-day over-allotment option to purchase up to an additional 450,000 Common Shares (300,000 granted by the Company and 150,000 by Yale). Acadia's net proceeds from this offering will be used for acquisitions of properties, funding of ongoing development projects and the repayment of outstanding indebtedness. In connection with the offering, the Company and all insiders, including Yale, have agreed to a 90-day lockup period.

Kenneth F. Bernstein, the Company's Chief Executive Officer, has agreed to sell 110,000 Common Shares in connection with his exercise of options to purchase 150,000 Common Shares. Mr. Bernstein is selling only those shares necessary to provide sufficient proceeds to pay certain income tax obligations and the cost of the exercise of the options. After the sale of these shares, Mr. Bernstein will increase his common share ownership by 40,000 shares and will own in the aggregate 1,122,168 Common Shares, Operating Partnership Units and options. In March 2004, the secondary offering by certain shareholders of the Company necessitated the conversion into Common Shares of Operating Partnership Units of Acadia Realty Limited Partnership owned by entities in which Mr. Bernstein had an interest. Although Mr. Bernstein did not participate in the offering, this conversion resulted in the acceleration of personal income taxes to Mr. Bernstein.

Upon completion of the offering, assuming exercise of the over-allotment, Yale will own over 3.4 million Common Shares. Yale was a major participant in the reverse merger of Mark Centers Trust and RD Capital in August 1998 owning, at one time, approximately one-third of all outstanding Common Shares.

The offering will be made under shelf registration statements filed under the Securities Act of 1933, as amended, and previously declared effective by the Securities and Exchange Commission on March 29, 2000, May 14, 2003 and March 19, 2004. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful. Copies of the prospectus supplement and related prospectus may be obtained from Citigroup Global Markets Inc.

Acadia Realty Trust, headquartered in White Plains, N.Y., is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of



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shopping centers which are anchored by grocery and value-oriented retail. The
Company currently owns, or has interests in, and operates 70 properties totaling approximately 9 million square feet, located in the Northeast, Mid-Atlantic and Mid-West United States.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K, for a discussion of such risks and uncertainties.

                For more information visit Acadia Realty Trust's
                        Web site at www.acadiarealty.com